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                                                              EX.10.1

                           GENERAL SERVICES AGREEMENT

         This GENERAL SERVICES AGREEMENT is dated January 21, 2000 and made effective as of October 1, 1999, between World Wide Technology, Inc., a Missouri corporation ("WWT"), and telcobuy.com LLC, a Delaware limited liability company ("TCB", each of WWT and TCB being a "PARTY" and together the "PARTIES").

                                    RECITALS

A. TCB is a majority-owned subsidiary of WWT and formerly a division of WWT, and WWT has provided certain services to TCB and its predecessors.

B. Because WWT's ownership of TCB will be reduced, the Parties wish to state formally the terms on which certain essential services will continue to be provided by WWT to TCB concerning information technology and Web-hosting services and administration, as well as certain other back-office and consulting services needed by TCB.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:

                    ARTICLE 1. DEFINITIONS AND INTERPRETATION

          Various terms used in this Agreement are defined in the Definitional Appendix; the defined terms used in this Agreement begin with a capital letter. Various interpretative matters for this Agreement are also set forth in the Definitional Appendix. The Definitional Appendix is an integral part of this Agreement.

                                 ARTICLE 2. TERM

2.1. STATED TERM. This Agreement commences on the Effective Date and will continue in effect until, but excluding, the first anniversary thereof, unless terminated earlier by one or both of the Parties in accordance with Article 13, or extended as provided below.

2.2. RENEWAL. The term of this Agreement will be automatically extended for two successive one-year periods unless, at the option of TCB, it gives Notice to WWT, at least 90 days prior to the then current term, of TCB's election to not renew this Agreement. Upon Expiration, WWT shall provide transition assistance as set forth in Section 2.3 below.

2.3. TRANSITION ASSISTANCE. For up to 180 days after Expiration, WWT shall comply with TCB's reasonable requests for assistance in engaging or training another Person or Persons to provide, and for records and other information relating to, the Services rendered by WWT preceding that Expiration. TCB shall reimburse and pay WWT's Transition Expenses in accordance with invoices submitted to TCB by WWT. Article 1, Articles 8 through 12 and Articles 14 through 25 shall apply in this situation as though


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         this Agreement had not Expired. WWT may cease providing transition assistance, immediately upon Notice to TCB, if TCB has not paid the amount described in a Nonpayment Notice by the tenth Business Day after the Nonpayment Notice was given. If the records or other information provided by WWT are Confidential Information, Article 10 shall also apply as though this Agreement had not Expired.

                               ARTICLE 3. SERVICES

3.1. SCHEDULES. During the first year of the term of this Agreement, WWT shall provide, and TCB shall pay for, such Services as TCB may request during the effectiveness of this Agreement. The Services are described on Schedules 1 and 2 to this Agreement, which are an integral part of this Agreement. After the first year of the term of this Agreement, WWT shall no longer be required to provide the requested Services, unless TCB shall have extended the term of this Agreement as provided in
         Section 2.2. At no time shall TCB be required to use WWT for any Services.

3.2. STANDARD OF CARE. WWT shall use the same care in rendering the Services to TCB as it uses in rendering services on behalf of WWT itself and the WWT Business Units and divisions. Further, WWT's care in rendering the Services shall be at least equal to the care that it has used in providing each Service to TCB during the period in which TCB was a division of WWT.

3.3. MANNER AND PLACE OF PERFORMANCE. WWT shall render each Service requested by TCB in accordance with any terms (including any time period) described on the corresponding Schedule or any applicable SLA, though WWT has full discretion about how to render each Service as that Service is so described. WWT is not obligated to render any Service or Task in the same manner (such as using the same personnel or other assets of WWT) as it previously rendered that Service or Task, whether before or after the Effective Date. Each Service will be performed at WWT's offices or the other place or places it was rendered most recently before the Effective Date, except as described in the corresponding Schedule or except as Subcontracted in accordance with this Agreement. TCB shall afford access to its premises as necessary or reasonably appropriate to permit a Service or Task to be rendered.

3.4. RECIPIENTS OF SERVICES. The Services shall be rendered solely to, or for the direct benefit of, TCB. TCB may not assign, license, or otherwise transfer or provide, whether for or without consideration, any right to any Service, in whole or in part, to any Person. TCB may, however, provide any other Person (whether for or without consideration) any product or information of TCB resulting or derived from any Service or Task, to the extent not prohibited by Article 10.

3.5. SUBCONTRACTING SERVICES. WWT has Subcontracted certain of the Services, in whole or in part, before the Effective Date; the Schedules indicate those Services that are Subcontracted and the corresponding Subcontractors as of the Effective Date. TCB consents to that Subcontracting and those Effective Date Service Subcontracts and


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         Subcontractors. WWT's subcontracting after the Effective Date, however, is subject to these terms:

         (a) WWT may, without any consent or approval of TCB, (i) Subcontract any Service, in whole or in part, to any Person, including any Affiliate of WWT, (ii) amend any Service Subcontract, or (iii) cease to Subcontract any Service, in whole or in part. However, WWT's election to Subcontract Services shall not relieve WWT of any of its obligations hereunder as though WWT were performing the work.

         (b) Other than an Effective Date Service Subcontract, TCB shall have no indemnification obligation under Section 14.4(b) regarding any Service Subcontract entered into by WWT without TCB's Reasonable Consent. Also, if WWT, without TCB's Reasonable Consent, enters into any amendment to (i) an Effective Date Service Subcontract, or (ii) any other Service Subcontract to which TCB had given its Reasonable Consent, TCB shall be liable under Section 14.4(b) only for any Damages of WWT or any of its Indemnified Agents that would have resulted without that amendment; that is, TCB shall not be liable under
                  Section 14.4(b) for any increase in Damages that results from an amendment of that kind.

         WWT shall remain responsible for providing to TCB any Service that is Subcontracted, in whole or in part. Also, except as described in
         Section 14.4(b), WWT shall be solely responsible for its obligations to the Subcontractor (including any applicable Subcontract Termination Penalty) under each Service Subcontract.

3.6. INFORMATION REGARDING SERVICES. Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information. But a Party shall not be liable for not providing any information that is subject to a confidentiality obligation owed by it to a Person other than an Affiliate of it or the other Party. A Party shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from the other Party that is required or reasonably requested regarding that Service.

3.7. WARRANTY DISCLAIMER. WWT warrants that the services will be provided in a professional and workmanlike manner consistent with the manner with which WWT performs services for itself and its best customers. Subject thereto, WWT MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY SERVICE OR TASK OTHER THAN AS STATED IN THIS AGREEMENT. WWT SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, REGARDING THE SERVICES.

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                            ARTICLE 4. SERVICE LEVEL

4.1. CONTINUATION OF LEVEL OF SERVICE. WWT shall provide substantially the same Level of each Service, and each Task, as it provided to TCB during the period in which TCB was a division of WWT, except as otherwise agreed in accordance with this Agreement.

4.2. CHANGES IN LEVEL OF SERVICE. The Level of any Service may be changed by the Parties' agreement, so long as that agreement is in writing and includes a mutually acceptable corresponding Price for the changed Level of Service. A change in the Level of a Service shall be effective pursuant to such subsequent agreement.

                              ARTICLE 5. [RESERVED]

                    ARTICLE 6. SERVICES OBTAINED FROM OTHERS

         TCB may perform itself or obtain from any Person other than WWT or any Subcontractor any service or services to supplement or substitute for all or any portion of a Service.

                                ARTICLE 7. PRICES

7.1. BACK OFFICE SERVICES. The Prices paid by TCB to WWT for Back Office Services shall equal the sum of:

         (a) the actual direct costs incurred by WWT for hourly personnel providing such Services, including the time of such personnel determined according to their respective hourly rates, plus

         (b) an allocation to TCB of WWT's indirect costs incurred in providing such Services, determined on a consistent basis with WWT's cost allocations to the WWT Business Units and divisions, plus

         (c) up to 20% of the sum of the amounts in subparagraphs (a) and (b).

7.2. QUARTERLY REVIEW. Not later than the 10th day of each quarter, the WWT Representative and the TCB Representative shall meet to discuss the Prices for the Back Office Services, based on:

         (a) the current and expected Levels of such Back Office Services, and

         (b) WWT's staffing and cost structure in providing the Back Office Services.

The Parties shall negotiate in good faith to reach agreement on the Price for that Service by the 30th day of each quarter.

7.3. DISAGREEMENT ON BACK OFFICE SERVICE PRICING. If the Parties do not agree by the 30th day of each quarter on the Price at which any Back Office Service shall be provided, the


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         Dispute shall be resolved by the Dispute Resolution Procedure. Pending resolution of that Dispute, the Price for that Service shall continue to be the Price in effect during the preceding quarter. The Price determined by resolution of that Dispute shall be deemed effective as though the Parties had agreed to it as of the preceding quarter.
         Accordingly:

         (a) Any excess amount paid by TCB shall be credited (without interest) to the next invoice or invoices for any Service or Services payable by TCB after the date of resolution, or to the extent full credit cannot be given to invoiced amounts payable within 30 days after the date of resolution, paid (without interest) by WWT by wire transfer of immediately available funds to an account or accounts designated by TCB; or

         (b) any amount due to WWT shall be paid (without interest) within 30 days after the date of resolution by wire transfer of immediately available funds to an account or accounts designated by WWT.

7.4. CONSULTING SERVICES. The Prices paid by TCB to WWT for Consulting Services shall be determined on a case-by-case basis according to separate proposals made by WWT and accepted by TCB from time to time for the specific provision of such Consulting Services. WWT agrees that the Prices quoted to TCB for Consulting Services will not exceed the prevailing market rates for such Services at such time.

                               ARTICLE 8. PAYMENT

8.1. INVOICES. WWT shall submit to TCB monthly one or more invoices for the Services. Each invoice shall indicate for each TCB Business Unit:

         (a)      the amount charged for each Service covered by that invoice;

         (b) if the Service is a Use-based Service, the calculation of the invoiced amount or the basis on which that amount was determined, and

         (c) if that invoice includes any credit or offset for TCB, the amount and purpose of that credit or offset.

         Each invoice should also indicate the sales, use, or similar taxes being collected on each Service, or part of a Service, that WWT is taxable. An invoice may cover more than one Service.

8.2. PAYMENT. TCB shall pay the undisputed amount of each invoice within 30 days after the date of that invoice.

8.3. METHOD OF PAYMENT. TCB shall pay WWT by check or wire transfer of immediately available funds to an account or accounts designated by WWT. All payments shall be made in United States currency.


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8.4.     INTEREST. WWT may charge interest on any past due invoiced amount at the annual rate of 14% (or, if lower, the highest lawful rate) from the due date until paid in full with accrued interest. Any payment of interest only is not a cure or WWT's sole remedy for nonpayment of any invoiced amount that is due.

8.5. NONPAYMENT NOTICE. If WWT does not receive the full payment of any invoice (and has not agreed to accept a different amount), it may give TCB a Nonpayment Notice. TCB shall pay the amount described in the Nonpayment Notice by the tenth Business Day after that Nonpayment Notice is given.

8.6.     DISPUTE OF INVOICE. Except as described in the last sentence of this
         Section 8.6, TCB may dispute the amount of any invoice for up to 90 days after the date of that invoice; if no Notice of that Dispute is given within those 90 days, the invoiced amount shall be deemed agreed to by TCB. The Notice of a Dispute of any invoice shall describe the basis for that Dispute and specify the Service and the TCB Business Unit to which that Dispute relates. A Dispute of any invoice (except as described in the last sentence of this Section 8.6) shall be resolved by the Dispute Resolution Procedure. If it is determined by resolution of that Dispute that TCB has paid any excess amount in response to the invoice, that amount shall be credited (without interest) to the next invoice or invoices payable by TCB after the date of resolution, or to the extent full credit cannot be given to invoiced amounts payable within 30 days after the date of resolution, paid (without interest) by WWT by check or wire transfer of immediately available funds to an account or accounts designated by TCB. Under this Section 8.6, TCB may dispute only the invoiced amount and the particular calculation thereof, and not the previously established basis for the established Price for any invoiced Service. Any Dispute regarding the application to any Service (in whole or in part) of any invoiced sales, use, or similar taxes is subject to Section 17.2(b) instead of this Section 8.6.

                               ARTICLE 9. RECORDS

9.1. RECORD KEEPING. WWT shall create and maintain accurate records regarding the Services rendered and the amounts charged and paid or received under this Agreement. WWT's records shall include information regarding the determination of amounts charged or invoiced to TCB for Use-based Services and information regarding the determination of the cost or the cost allocation for each Service rendered. WWT's records regarding:

         (a) the Services rendered, and at the Level rendered, as of the Effective Date shall be of substantially the same kinds as WWT has created and maintained regarding those Services before the Effective Date, and

         (b) the Services, or the Level of Services, as changed after the Effective Date in accordance with this Agreement shall be of the kinds that are reasonable, and consistent with the other business records created and maintained by WWT, regarding services like those Services at those Levels.


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         WWT shall create and maintain those records with the same degree of completeness and care as it maintains its other similar business records. WWT shall maintain those records for the time or times required by applicable law or regulation, except that WWT shall, upon request of the TCB, maintain any of those records for a longer time if TCB pays the additional expenses incurred in complying with that request.

9.2. EXAMINATION. Each Party shall be entitled to examine, through its authorized representatives or agents and at its own expense, the records that the other Party is required to maintain under this Agreement. This examination right may be exercised only by at least three Business Days' prior Notice to the other Party, and the examination may be made only during the other Party's normal business hours or at any other reasonable time or times to which the other Party may consent. An examination shall be performed in a manner that does not unreasonably disrupt the other Party's normal business operations. This examination right will continue:

         (a) for two years after Expiration or the termination of this Agreement; and

         (b) thereafter, as long as necessary to enable a Party to respond to any Third-Party Claim or to a request or order issued by a court or another Governmental Authority.

         The Party conducting an examination may make and take away copies of any or all of the other Party's records being examined.

                      ARTICLE 10. CONFIDENTIAL INFORMATION

10.1. CONFIDENTIAL INFORMATION. Each Party shall keep confidential the following information which is "Confidential Information" whether acquired by it under or in connection with this Agreement or obtained in connection with the relationship of WWT and TCB or its predecessors regarding services rendered before the Effective Date:

         (a) information relating to the other Party's business, financial condition or performance, or operations that the other Party treats as confidential or proprietary;

         (b) copies of records and other information obtained from a Party's examination of the other Party's records under Section 9.2;

         (c) the terms and performance of, any breach under, or any Dispute regarding this Agreement;

         (d) the Parties' conduct, decisions, documents, and negotiations as part of, and the status of, any Dispute resolution proceedings under the Dispute Resolution Procedure;


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         (e)      any information, business plan, concept, idea, know-how,
                  process, technique, program, design, formula, algorithm or work-in-process, any engineering, manufacturing, marketing, technical, financial, data, or sales information, or any information regarding suppliers, customers, employees, investors, or business operations, and any other information or materials, whether in written, or graphic, or any other form or that is disclosed orally, or electronically, or otherwise which is learned or disclosed in the course of discussions, studies, or other work undertaken between the parties; and

         (g) any other information, whether in a tangible medium or oral and whether proprietary to the other Party or not, that is marked or clearly identified by the other Party as confidential or proprietary.

         (f) Without limiting the generality of the foregoing, Confidential Information shall include all information and materials disclosed orally or in any other form, regarding WWT's software products or software product development, including, but not limited to, the configuration techniques, data classification techniques, user interface, applications programming interfaces, data modeling and management techniques, data structures, and other information of or relating to WWT's software products or derived from testing or other use thereof.

         Neither Party may use any of the other Party's Confidential Information other than as required to perform its obligations or exercise its rights and remedies, including as part of the resolution of any Dispute, under this Agreement.

10.2. EXCLUDED INFORMATION. A Party has no obligation under this Article 10 regarding any information, including information that would otherwise by Confidential Information, to the extent that the information:

         (a) is or becomes publicly available or available in the industry other than as a result of any breach of this Agreement or any other duty of that Party;

         (b) is or becomes available to that Party from a source that, to that Party's knowledge, is lawfully in possession of that information and is not subject to a duty of confidentiality, whether to the other Party or another Person, violated by that disclosure; or

         (c) is independently developed by employees of the receiving Party who did not have access to the disclosing Party's Confidential Information.

10.3. STANDARD OF CARE. Each Party shall use the same degree of care in maintaining the confidentiality and restricting the use of the other Party's Confidential Information as that Party uses with respect to its own proprietary or confidential information, and in no event less than reasonable care.

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10.4.    PERMITTED DISCLOSURES. A Party may disclose Confidential Information to its officers, directors, agents, or employees as necessary to give effect to this Agreement. Each Party shall inform each of these Persons to whom any Confidential Information is communicated of the obligations regarding that information under this Article 10 and impose on that Person the obligation to comply with this Article 10 regarding the Confidential Information. Each Party shall be responsible for any breach of that Party's obligations under this Article 10 by its officers, directors, agents, or employees.

10.5. REQUIRED DISCLOSURES. Each Party may disclose Confidential Information in response to a request for disclosure by a court or another Governmental Authority, including a subpoena, court order, or audit-related request by a taxing authority, if that Party:

         (a) promptly notifies the other Party of the terms and the circumstances of that request;

         (b) consults with the other Party, and cooperates with the other Party's reasonable requests, to resist or narrow that request;

         (c) furnishes only information that, according to written advice (which need not be a legal opinion) of its legal counsel, that Party is legally compelled to disclose; and

         (d) uses its Reasonable Efforts to obtain an order or other reliable assurance that confidential treatment will be accorded the information disclosed.

         A Party need not comply with these conditions to disclosure, however, to the extent that the request or order of the Governmental Authority in effect prohibits that compliance. A Party may also disclose Confidential Information without complying with these conditions to the extent that the Party is otherwise legally obligated to do so (for example, to comply with applicable securities laws), as confirmed by advice of competent and knowledgeable counsel. Further, a Party may also disclose Confidential Information, without complying with these conditions, in connection with a tax audit if the disclosure is to representatives of a taxing authority, or in connection with a tax contest if that Party uses its Reasonable Efforts to assure that confidential treatment will be accorded the information disclosed.

10.6. TITLE TO INFORMATION. The Confidential Information of a Party disclosed by it to the other Party under this Agreement shall remain the property of the disclosing Party; nothing in this Agreement grants or conveys to the other Party any ownership or other proprietary rights in any of that Confidential Information.


10.7. SURVIVAL; RETURN. The obligations under this Article 10 shall continue on and after Expiration or the termination of this Agreement. Upon request of the disclosing Party upon or after Expiration or the termination of this Agreement, the other Party shall return or, if requested by the disclosing Party, destroy the Confidential Information of the


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         disclosing Party that it holds. The requested return or destruction shall include removal or deletion of Confidential Information from all data bases and magnetic media of the other Party.

                        ARTICLE 11. PARTIES' RELATIONSHIP

11.1. INDEPENDENT. The Parties are independent; each has sole authority and control of the manner of, and is responsible for, its performance of this Agreement. This Agreement does not create or evidence a partnership or joint venture between the Parties. Neither Party may create or incur any liability or obligation for or on behalf of the other Party, except as described in this Agreement. This Agreement does not restrict WWT from providing or rendering any services, including services like the Services, to any other Person; nothing in this Agreement, however, gives WWT the right to provide or render any services in violation of any other agreement entered into by the Parties.

11.2. EMPLOYEES. Except as described in Section 14.4(b) or Section 14.4(c) or, for the purposes of this Agreement:

         (a) each Party is solely responsible for its own employees or agents, including the actions or omissions and the compensation of those employees and agents, and

         (b) neither Party has any authority with respect to any of the other Party's employees or agents.

11.3. AUTHORITY AND ENFORCEABILITY. Each Party warrants to the other Party that:

         (a) it has the requisite corporate authority to enter into and perform this Agreement;

         (b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

         (c)      this Agreement is enforceable against it; and

         (d) it has obtained all consents or approvals of Governmental Authorities and other Persons that are conditions to its entering this Agreement.

11.4. THIRD-PARTY CONSENTS. Each Party shall be responsible for obtaining and maintaining any licenses, permits, consents, or approvals of Governmental Authorities and other Persons necessary or appropriate for it to perform its obligations under this Agreement.

11.5. THIRD-PARTY-RELATED ARRANGEMENTS. The Parties also have certain arrangements and agreements relating to certain of the Services provided by an Effective Date Service Subcontract or provided directly by WWT but involving an agreement with a third party. The Parties currently expect that the matters or issues addressed by those arrangements or agreements will need to continue to be addressed whether in the same or in a different manner upon Expiration or the termination of this Agreement. Hence, before and upon


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         any of those events, each Party shall use its Reasonable Efforts to change, renegotiate, replace, sever, or assign, as the Parties mutually agree, those arrangements or agreements as necessary to so address those matters or issues and to equitably allocate to the respective Parties in accordance with their respective assets and businesses the benefits and the obligations of those arrangements or agreements upon and after the occurrence of any of those events.

11.6. FURTHER ASSURANCES. Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

                      ARTICLE 12. PARTIES' REPRESENTATIVES

12.1. REPRESENTATIVES' AUTHORITY. Each Party has authorized its Representative to conduct discussions and negotiations, make and communicate decisions, frame and pose questions or issues, and resolve Disputes on behalf of that Party relating to this Agreement. Though one Party's employees or agents other than its Representative may also take actions of the kinds described in the preceding sentence with the other Party's employees or agents other than its Representative, matters that require more formal discussions or negotiations between Parties shall be addressed through and by the Representatives. Each Party and its Representative are entitled to rely on the actions and decisions of the other Party's Representative relating to this Agreement.

12.2. DESIGNATION. WWT designates its Vice President and General Manager as WWT's Representative, and TCB designates its Chief Technology Officer as TCB's Representative, upon and after the Effective Date until changed by the designating Party. A Party may change its Representative by Notice to the other Party. A Party may rely on and deal with the Person who is designated as the other Party's Representative until any Notice of change is given by the other Party.

                             ARTICLE 13. TERMINATION

13.1. TERMINATION EVENTS. This Agreement may be terminated, without liability to the Party terminating:

         (a) by either Party upon 90 days' Notice to the other, at any time upon or after the Parties cease to be Affiliates;

         (b)      by a Party, immediately upon Notice to the other Party, if:

                  (i) that other Party makes a general assignment of all or substantially all of its assets for the benefit of its creditors;

                  (ii) that other Party applies for, consents to, or acquiesces in the appointment of a receiver, trustee, custodian, or liquidator for its business or all or substantially all of its assets;


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                  (iii)    that other Party files, or consents to or acquiesces
                           in, a petition seeking relief or reorganization under any bankruptcy or insolvency laws; or

                  (iv) a petition seeking relief or reorganization under any bankruptcy or insolvency laws is filed against that other Party and is not dismissed within 90 days after it was filed;

         (c) by a Party, immediately upon Notice to the other Party, if that other Party's material breach of this Agreement continues uncured or uncorrected for 30 days after both the nature of that breach and the necessary cure or correction has been agreed upon by the Parties or otherwise determined by the Dispute Resolution Procedure; but if:

                  (i) the Parties agree or it is determined by the Dispute Resolution Procedure that the material breach is not capable of being cured or corrected, the termination shall be effective immediately upon Notice, without any cure period; or

                  (ii) the breaching Party (A) reasonably requires longer than 30 days to cure or correct, such as when the applicable Service Subcontract permits the Subcontractor longer than 30 days to cure or correct, and (B) Notifies the non-breaching Party of the circumstances, then the cure period shall be extended for the reasonable time so required, so long as during that time the breaching Party diligently acts to effect that cure or correction. Unless otherwise agreed in writing by the Parties, no cure period extension shall exceed 90 days.

                  A non-breaching Party's exercise of the remedy described in this Section 13.1(c) shall be conditioned upon its giving a Breach Notice to the other Party.

         (d) by WWT, immediately upon Notice to TCB, if TCB has not paid the amount described in a Nonpayment Notice by the tenth Business Day after that Nonpayment Notice was given.

         A Party may not terminate this Agreement if the event or circumstance described above in this Section 13.1, upon which that Party would rely in so terminating, was caused by that Party's breach of this Agreement.

13.2. NONEXCLUSIVE. The termination rights under Section 13.1(c) and 13.1(d) are not exclusive of any other right or remedy of a non-breaching Party granted in this Agreement.

13.3.    CONSEQUENCES OF TERMINATION.  Upon termination of this Agreement:

         (a)      under Section 13.1(a) or by TCB under Section 13.1(c):

                  (i) During the Transition Period WWT shall continue to render, and TCB shall pay for, each Service reasonably requested by TCB until terminated by either Party in accordance with Sections 13.3(a)(ii) and 13.3(a)(iii). Except as stated in Section 13.3(a)(ii), the terms of this Agreement shall continue to apply during the Transition Period as though no termination of this Agreement had occurred.

                  (ii) The Level of each Service provided, and the Price for each Service, during the Transition Period shall be the same as in effect immediately preceding the Termination Date. During the Transition Period, any Service may be terminated by (A) TCB, for any reason, by 60 days' Notice to WWT, or (B) WWT, if TCB has not paid the amount described in a Nonpayment Notice by the tenth Business Day after the Nonpayment Notice was given. Any Service that is the subject of a Notice of termination shall continue to be provided by WWT until the effective date of that termination, and TCB shall pay for that Service rendered through that date. Neither Party may unilaterally rescind a Notice of termination.

                  (iii) If either Party reasonably determines that the termination of any Service during the Transition Period would make it functionally impossible to continue any other Service during the Transition Period, that Party shall promptly Notify the other Party of that determination; any Service that so becomes functionally impossible to render shall be deemed terminated effective upon the date of termination of the Service that caused that impossibility. Neither Party may unilaterally reinstate any Service that has been terminated as of the Termination Date or during the Transition Period.

         (b) under Section 13.1(b), then during the Transition Period, WWT shall comply with TCB's reasonable requests for assistance in TCB's engaging or training another Person or Persons to provide, and for records and other information relating to, each Service in effect immediately preceding the Termination Date. If WWT terminates this Agreement, TCB shall reimburse and pay WWT's Transition Expenses in accordance with invoices submitted to TCB by WWT. Article 1, Articles 8 through 12 and Articles 14 through 25 shall apply in this situation as though this Agreement had not been terminated. When TCB is obligated to reimburse and pay WWT's Transition Expenses, WWT may cease providing transition assistance, immediately upon Notice to TCB, if TCB has not paid the amount described in a Nonpayment Notice by the tenth Business Day after the Nonpayment Notice was given. If the records or other information provided by

                  WWT are Confidential Information, Article 10 shall also apply as though this Agreement had not been terminated.

          (c) under Section 13.1(d) or by WWT under Section 13.1(c), then WWT shall have no obligation to provide any continued Services or transition assistance as described above in this Section 13.3, unless TCB first pays all past due amounts, cures any material breach, pays in advance for any further Services and pays in advance 50% of the estimated Transition Expenses.

13.4. SURVIVAL OF RIGHTS AND OBLIGATIONS. No rights or obligations of either Party that expressly or by implication are to remain in effect in order to give effect to this Agreement shall be impaired by Expiration or the termination of this Agreement, and those rights and obligations shall remain in effect.

                       ARTICLE 14. LIABILITY AND REMEDIES

14.1. WARRANTIES. Each Party's warranties in this Agreement are made solely to and for the benefit of the other Party and, to the extent described in this Agreement, TCB. No Person other than a Party may make a claim based on the other Party's warranties under this Agreement; any claim by TCB shall be made by TCB.

 14.2. NONCONFORMING SERVICES. TCB shall promptly Notify WWT of any Deficiency in any Service or Task, whether rendered by WWT or a subcontractor. To the extent WWT agrees, or it is otherwise determined by the Dispute Resolution procedure, that a Service or Task was or is a Nonconforming Service, WWT shall use its Reasonable Efforts promptly to cure or correct, or cause its Subcontractor to cure or correct, the Deficiency to the extent it may then be cured or corrected.

         (a) If the Deficiency was related to a Consulting Service, then WWT shall be responsible or liable for TCB's resulting Damages as provided in the separate proposal or contract pursuant to which WWT was to provide such Consulting Service to TCB. The Parties agree that such proposals or contracts may limit WWT's liability to TCB to the total amount paid by TCB to WWT under such proposal or contract.

         (b) If the Deficiency was related to a Back Office Service and was, or was the result of, WWT's or a Subcontractor's negligence or TCB's negligence, WWT shall not be responsible or liable for any resulting Damages of TCB.

         (c) If the Deficiency was related to a Back Office Service and was, or was the result of, WWT's or a Subcontractor's gross negligence (including recklessness) or willful misconduct, WWT shall be responsible or liable for TCB's resulting Damages in an amount up to:

                  (i) if WWT's liability is determined (by the Parties' agreement or the Dispute Resolution Procedure) after the calendar year in which the Deficiency occurred, the aggregate amount received by WWT for the Nonconforming Service for the calendar year in which the Deficiency occurred;

                  (ii) if WWT's liability is determined during the calendar year in which the Deficiency occurred and the Nonconforming Service is a Fixed-price Service, the annual Price for the Nonconforming Service for that calendar year; or

                  (iii) if WWT's liability is determined during the calendar year in which the Deficiency occurred and the Nonconforming Service is a Use-based Service, the greater of (A) the estimated annual amount for that Service for that calendar year and (B) the aggregate amount received by WWT to the date the liability is determined, annualized for that calendar year.

         The annual limit on WWT's liability described above in this Section 14.2(c) is not cumulative from year to year. If there is more than one Deficiency in a single Service for which WWT is responsible or liable for Damages and WWT's liability for those Deficiencies is determined in the same calendar year, WWT's responsibility or liability for Damages resulting from all of those Deficiencies shall be subject to the applicable annual limit on liability described above in this Section 14.2(c).

14.3. ACTUAL DAMAGES. Neither Party shall be liable under or relating in any manner to this Agreement for any losses or damages other than Damages, even if a Party has been advised of the possibility of losses or damages of that kind and regardless of the form of the Proceedings or the theory of liability, whether based on contract, warranty, tort (including negligence and strict liability), infringement, or misappropriation.

14.4. INDEMNITIES FOR CERTAIN BREACHES AND OTHER MATTERS. The following shall apply to any breach of, and certain other Damages relating to, this Agreement, other than a Deficiency for which WWT has no liability for Damages under Section 14.2(b) or a nonpayment by TCB of any amount relating to an invoice:

         (a) Subject to the limits on liability described in Section 14.2(c), if that Section is applicable, each Party shall indemnify the other Party against all Damages of the Indemnified Party, or any of its Indemnified Agents, resulting from or relating to:

                  (i) any breach of this Agreement, including breach of any warranty in this Agreement, by the Indemnifying Party;

                  (ii) any Proceedings relating to a breach of this Agreement by the Indemnifying Party; and

                  (iii) the actions or omissions of the Indemnifying Party's employees or agents under or in connection with this Agreement.

         (b) TCB shall also indemnify WWT against all Damages of WWT or any of its Indemnified Agents, including any Subcontract Termination Penalty, under or relating to any Service Subcontract, other than as described in Section 3.5(b), resulting from:

                  (i) any violation by TCB of any obligation imposed on it under that Service Subcontract; or

                  (ii) the actions or omissions of TCB's employees or agents under or in connection with that Service Subcontract.

         (c) TCB shall also indemnify WWT against all Damages of WWT or any of its Indemnified Agents resulting from or relating to any sales, use, or similar taxes (however described) applicable to any of the Services, in whole or in part, that are assessed or levied against or paid by WWT.

         (d) The indemnification obligations in Sections 14.4(a), 14.4(b) and 14.4(c) shall be extinguished to the extent that the Damages of the other Party, or any of its Indemnified Agents for whom or which the other Party is seeking indemnification, were caused by the gross negligence (including recklessness) or willful misconduct of the Person for whom or which indemnification is sought. THE ORDINARY NEGLIGENCE OF A PERSON OR THE JOINT OR CONCURRENT ORDINARY NEGLIGENCE OF PERSONS SHALL NOT PRECLUDE THAT PERSON OR ANY OF THOSE PERSONS FROM RECEIVING THE BENEFITS OF INDEMNIFICATION UNDER THIS AGREEMENT.

         (e) If an Indemnification Claim is not based on a Third-Party Claim, the Indemnified Party shall give an Indemnification Claim Notice promptly after the event constituting the basis for the Indemnification Claim; its failure to do so, however, shall relieve the Indemnifying Party of its indemnification obligations only to the extent the Indemnifying Party is actually prejudiced by that failure. If the Indemnified Party gives an Indemnification Claim Notice regarding an Indemnification Claim not based on a Third-Party Claim, the Indemnifying Party shall Notify the Indemnified Party within the Indemnification Response Period whether the Indemnifying Party disputes all or any portion of the Indemnification Claim. If the Indemnifying Party does not give that dispute Notice or agrees to accept liability for all or a portion of the Indemnification Claim, the Indemnification Claim, or the agreed portion of that Indemnification Claim, shall be the Indemnifying Party's liability. Otherwise, the Indemnification Claim shall be deemed a Dispute to be resolved by the Dispute Resolution Procedure.

         (f)      If an Indemnification Claim is based on a Third-party Claim:

                  (i) The Indemnified Party shall give an Indemnification Claim Notice promptly after it receives the Third-Party Claim.

                  (ii) The Indemnifying Party shall be entitled to defend the Third-Party Claim, with its chosen counsel and at its own expense, if (A) the Third-Party Claim seeks only monetary relief against the Indemnified Party, and (B) the Indemnifying Party elects to assume, and diligently conducts, that defense. The Indemnifying Party's election to defend shall be given by Notice to the Indemnified Party within the Indemnification Response Period. If the Indemnifying Party conducts the defense, the Indemnified Party may participate in that defense with its own counsel and at its own expense.

                  (iii) If the Indemnifying Party does not elect to defend the Third-Party Claim by Notice within the Indemnification Response Period, or if the Indemnifying Party does not diligently conduct the defense, the Indemnified Party shall be entitled, upon further Notice to the Indemnifying Party, to defend the Third-Party Claim on behalf of, and for the account and risk of, the Indemnifying Party (if it is determined that the Indemnifying Party has an indemnification obligation regarding that Indemnification Claim). In this circumstance, the Indemnifying Party may participate in the defense with its own counsel and at its own expense.

                  (iv) If there is a conflict of interest that makes it inappropriate for the same counsel to represent the Indemnifying Party and the Indemnified Party in defending the Third-Party Claim, the Indemnifying Party shall pay for separate counsel for the Indemnified Party.

                  (v) The Indemnifying Party defending a Third-Party Claim may compromise, settle, or resolve that Third-Party Claim without the Indemnified Party's consent if the compromise, settlement, or resolution involves only the payment of money by the Indemnifying Party (whether on its own behalf or behalf of the Indemnified Party) and the third-party claimant provides the Indemnified Party a release from all liability regarding the Third-Party Claim. Otherwise, the Indemnifying Party may not compromise, settle, or resolve the Third-Party Claim without the Indemnified Party's Reasonable Consent.

                  (vi) The Indemnifying Party and the Indemnified Party shall cooperate with all reasonable requests of the other in defending any Third-Party Claim.

14.5. TIME FOR CLAIMS. TCB may make a claim against WWT for the cure or correction of any Deficiency only within two years after the Deficiency occurred; any Deficiency shall be deemed to have occurred when the particular Nonconforming Service was rendered. A Party may make an Indemnification Claim:

         (a) not based on a Third-Party Claim, only within two years after the breach o other event constituting the basis for that Indemnification Claim occurred, even if not discovered until after that second anniversary, or

         (b)      based on a Third-Party Claim, at any time.

14.6. OFFSET. A Party entitled to any payment due from the other Party under this Agreement may offset all or any portion of the amount of that payment against any payment that is due from it to the other Party under this Agreement.

14.7. EQUITABLE RELIEF. To the extent that monetary relief is not a sufficient remedy for any breach of this Agreement, or upon any breach or impending breach of Article 10, the non-breaching Party shall be entitled to injunctive relief as a remedy for that breach or impending breach by the other Party, in addition to any other remedies granted to the non-breaching Party in this Agreement. That injunctive relief shall be sought through arbitration in accordance with the Dispute Resolution Procedure, except as permitted by Section B.4(b) of the Dispute Resolution Appendix.

14.8. EXCLUSIVE REMEDIES. Except for the termination right stated in Article 13 and the relief described in Sections 15.4 and 17.2(b) and in the Dispute Resolution Procedure, the remedies described in this Article 14 are the exclusive rights and remedies of a Party regarding any breach of this Agreement or any other matter that may be the subject of an Indemnification Claim.

14.9. WAIVER OF REMEDIES. No forbearance, delay, or indulgence by either Party in enforcing this Agreement, within the applicable time limits stated in this Agreement, shall prejudice the rights or remedies of that Party. No waiver of a Party's rights or remedies regarding a particular breach of this Agreement constitutes a waiver of those rights or remedies, or any other rights or remedies, regarding any other or any subsequent breach of this Agreement.

14.10. CUMULATIVE REMEDIES. A Party's election to pursue a right or remedy granted in this Agreement upon the other Party's breach of this Agreement shall not preclude the non-breaching Party from pursuing other rights or remedies granted to that Party in this Agreement that are applicable to that breach under this Agreement.

14.11. SURVIVAL. The rights, remedies, and obligations under this Article 14 shall continue on and after Expiration or the termination of this Agreement.

                            ARTICLE 15. FORCE MAJEURE

15.1. NO BREACH OR LIABILITY. No delay or failure of a Party to perform any of its obligations, other than payment obligations, under this Agreement due to causes beyond its reasonable control shall constitute a breach of this Agreement or render that Party liable for that delay or failure. Causes beyond a Party's reasonable control include:

         (a) events or circumstances that the Party, using its Reasonable Efforts, is unable to prevent or overcome;

         (b) as to WWT, causes also beyond the reasonable control of the Person to whom or which WWT has Subcontracted the affected Service or Task in accordance with this Agreement; and

         (c) labor disputes, strikes, or other similar disturbances; acts of God; utilities or communications failures; acts of the public enemy; and riots, insurrections, sabotage, or vandalism.

15.2. NOTICE OF EXCUSABLE DELAY OR FAILURE. If a Party anticipates any excusable delay or failure under Section 15.1, it shall promptly Notify the other Party of the anticipated delay or failure, the anticipated effect of that delay or failure, and any actions that are being or are to be taken to alleviate or overcome the cause of the delay or failure.

15.3. EFFORTS TO OVERCOME. If a Party is claiming an excusable delay or failure under Section 15.1, it shall use its Reasonable Efforts to alleviate or overcome the cause of the delay or failure as soon as practicable.

15.4. EXTENDED DELAY OR FAILURE. If an excusable delay or failure continues for more than 10 consecutive days, the Party entitled to the benefit of the affected obligation may perform itself or obtain from any other Person the obligation to which that Party is entitled (and that Party shall Notify the other Party of this election). In the event WWT is the party unable to perform hereunder, TCB's Notification to WWT may, if clearly provided therein, serve as termination notice for the Service which WWT has been unable to perform. Such termination shall relieve WWT from all further duties to perform such terminated Service and shall relieve TCB from the obligation to pay for any such Services performed after such Notice of termination.

                     ARTICLE 16. DISPUTE RESOLUTION MATTERS

16.1. GENERAL PROCEDURES. Except as otherwise stated in this Agreement, the Parties shall resolve all Disputes in accordance with the Dispute Resolution Procedure. Nevertheless, if any Person other than the
         Parties:

         (a) has initiated a lawsuit or other Proceedings against or involving either or both of the Parties in which a Dispute will be resolved, or

         (b) is a necessary participant in any Proceedings to resolve a Dispute and cannot be joined by either or both of the Parties in an arbitration of that Dispute under Section B.3 of the Dispute Resolution Appendix, so that (in either case) the Dispute Resolution Procedure is or will be ineffective, then the Parties need not use or follow the Dispute Resolution Procedure to resolve that Dispute, though the submission to jurisdiction in Section B.5 of the Dispute Resolution Appendix shall apply if necessary.

16.2. CONTINUED PERFORMANCE. The Parties shall continue performing their respective obligations under this Agreement while a Dispute is being resolved.

16.3. PARTIES' AGREEMENT. Nothing in this Article 16 or the Dispute Resolution Procedure prevents the Parties from resolving any Dispute by mutual agreement at any time.

                         ARTICLE 17. EXPENSES AND TAXES

17.1. EXPENSES. Each Party shall be solely responsible for its costs and expenses incurred in performing its obligations and exercising its rights and remedies under this Agreement, except as otherwise provided in this Agreement.

17.2. TAXES. The Parties shall be responsible for tax payments or liabilities relating to this Agreement as follows:

         (a) Each Party shall be responsible for its income and franchise taxes and for all other taxes (however described) based on its own income or earnings.

         (b) TCB shall be responsible for all sales, use, and similar taxes (however described) applicable to the Services, in whole or in part. This obligation includes TCB's paying the sales taxes identified in WWT's invoices submitted to TCB for the Services.

                  (i) If TCB claims an exemption or exclusion from taxes of this kind, it shall deliver to WWT a certificate or letter stating TCB's good-faith belief that a Service is not, in whole or in part, subject to those taxes. Whether or nor TCB delivers that certificate or letter, however, it shall indemnify WWT, in accordance with Section 14.4(c)(iv), against any taxes of this kind assessed or levied against, or paid by, WWT and any other related Damages of WWT.

                  (ii) If WWT receives an assessment from a taxing authority covering taxes for which TCB is responsible under this Section 17.2(b), WWT shall Notify TCB of the assessment and, at TCB's request, timely contest the assessment. If payment to the taxing authority is required by law as a condition to protest, TCB shall timely furnish WWT the required amount for that payment.

                  (iii) If TCB believes it has overpaid taxes to WWT for any of the Services (in whole or in part), TCB may require WWT to file a claim for a refund at

                           TCB's expense. If permitted by law, WWT may assign any right to a refund directly to TCB instead of filing a refund claim. Any refund of taxes (including any interest) received by WWT under this Section 17.2(b)(iii) shall be promptly forwarded to TCB.

                  (iv) Before WWT is required to pursue any action requested by TCB under this Section 17.2(b), WWT may at any time require TCB to deliver a letter of advice from outside counsel (selected by TCB) stating that TCB's tax position is reasonable.

                  (v) Except as stated in the next sentence, any Dispute between the Parties regarding the application of any taxes of this kind to any Service (in whole or in part) shall be resolved by the Dispute Resolution Procedure. Any Dispute as to the amount of tax (if any) owed to a taxing authority, including a Dispute between a Party and the taxing authority, need not be resolved by the Dispute Resolution Procedure, but may be resolved by any appropriate administrative or legal procedure available to a Party or the Parties under this Agreement apart from the Dispute Resolution Procedure.

         (c) Each Party shall be responsible for all real property, personal property, and other taxes (however described) based on its owned or leased property, whether real or personal.

         (d) Each Party shall be responsible for all employment-related taxes (however described) regarding its own employees.

         Each Party shall cooperate with any reasonable request of the other Party to restructure any Service, in whole or in part, or to take any other reasonable action to avoid or minimize any duplicate taxes that might be imposed; the requesting Party shall bear in the expenses of the other Party's compliance.

                           ARTICLE 18. COMMUNICATIONS

18.1. FORM. Each notice (including a Nonpayment Notice, an Indemnification Claim Notice, and a Breach Notice), request, response, demand, claim, and other communication required or permitted under this Agreement shall be in writing and shall be transmitted, delivered, or sent by:

         (a)      personal delivery,

         (b)      courier or messenger service, whether overnight or same-day,

         (c)      prepaid telecopy or facsimile, or

         (d) certified United States mail, with postage prepaid and return receipt requested,

         in any case addressed to the other Party at the address or number for that Party set forth in Section 18.2, or at such other address or number as the recipient has designated by Notice to the other Party in accordance with this Article 18.

18.2. ADDRESSES. The Parties shall transmit, deliver, or send communications as follows.

         (a)    If to WWT:  World Wide Technology, Inc.
                            127 Weldon Parkway
                            St. Louis, Missouri  63043
                            Attention:  Joe Koenig

         (b     If to TCB:  telcobuy.com LLC
                            127 Weldon Parkway
                            St. Louis, Missouri  63043
                            Attention:  Bob Olwig, Tom Strunk and Jim Kavanaugh

18.3. EFFECTIVENESS. Each communication transmitted, delivered, or sent: in person, by courier or messenger service, or by certified United States mail, postage prepaid and return receipt requested, shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt or the equivalent record of the courier or messenger being deemed conclusive evidence of delivery or refusal)

                             ARTICLE 19. ASSIGNMENT

         Neither Party may assign any of its rights or delegate any of its duties or obligations under this Agreement without the other Party's Consent; this prohibition of assignment and delegation shall include any assignment and delegation by operation of law (such as merger or consolidation). Any attempted assignment or delegation without the other Party's Consent shall be void and without effect. The two preceding sentences do not, however, preclude WWT from Subcontracting.

                        ARTICLE 20. AMENDMENT AND WAIVER

          This Agreement may be amended or modified, and any provision of this Agreement may be discharged or waived, only by a document signed by the Party against which the amendment, modification, discharge, or waiver is sought to be enforced.

                             ARTICLE 21. INTEGRATION

         This Agreement constitutes the Parties' entire agreement on this subject; it replaces and supersedes any prior agreement or understanding of the Parties, whether written or oral, on this subject not expressed or referred to in this Agreement.

                            ARTICLE 22. SEVERABILITY

         If any part of this Agreement is for any reason found to be unenforceable, all other parts of this Agreement nevertheless remain enforceable.

                             ARTICLE 23. SUCCESSORS

         This Agreement binds and inures to the benefit of the Parties and their respective legal representatives, permitted successors, and permitted assigns.

                            ARTICLE 24. GOVERNING LAW

         This Agreement shall be interpreted or construed under Missouri law. Likewise, the validity and performance of this Agreement shall be enforced, and all issues relating to this Agreement shall be resolved, under Missouri law. Each Party consents to the exclusive personal jurisdiction and venue of the courts, state and federal, located in St. Louis County, Missouri.

                            ARTICLE 25. COUNTERPARTS

         This Agreement may be signed in any number of counterparts, with the same effect as if all signatories had signed the same document. All counterparts shall be construed together to constitute one, and the same, document.

         IN WITNESS WHEREOF, the Parties hereto have executed this General Services Agreement effective as of the date first above written.


                                            WORLD WIDE TECHNOLOGY, INC.

                                            By /s/ David L. Steward
                                              ------------------------------
                                            Name: David L. Steward
                                                 ---------------------------
                                            Title: Chief Executive Officer
                                                  --------------------------

                                            TELCOBUY.COM LLC

                                            By /s/ James P. Kavanaugh
                                              ------------------------------
                                            Name: James P. Kavanaugh
                                                 ---------------------------
                                            Title: Chief Executive Officer
                                                  --------------------------

                              DEFINITIONAL APPENDIX
                          TO GENERAL SERVICES AGREEMENT

A. DEFINED TERMS. In the Agreement, the following terms have the corresponding meanings:

"AFFILIATE": A Person that directly or indirectly through one or more intermediaries' Controls, is Controlled by, or is under common Control with another Person. For purposes of section 13.1(a), the parties will no longer be Affiliates when WWT's ownership interest in TCB falls below 30% of the total issued and outstanding equity of TCB.

"AGREEMENT": The General Services Agreement between WWT and TCB (including the Definitional Appendix, the Dispute Resolution Appendix, and the Schedules), as may be amended or supplemented from time to time in accordance with its terms.

"ARBITRATION RULES": The Rules for Commercial Arbitration of the American Arbitration Association in effect at the time of an arbitration in accordance with the Dispute Resolution Procedure.

"BACK OFFICE SERVICES": The Services described on Schedule 1 to this Agreement.

"BREACH NOTICE": A Party's Notice to the other Party alleging a breach of the Agreement (other than TCB's nonpayment of any amount related to an invoice) by the other Party, which describes the alleged breach, to the extent known by the notifying Party, and any particular cure or correction requested by the notifying Party.

"BUSINESS DAY": Any Monday through Friday, excluding the holidays observed by WWT.

"CONFIDENTIAL INFORMATION": Information subject to a duty of confidence and a restriction on use imposed on one or both Parties under Article 10.

"CONSENT": The prior written consent of a Party (in any capacity) in its sole discretion.

"CONSULTING SERVICES": The Services described on Schedule 2 to this Agreement.

"CONTROL": The right to exercise, directly or indirectly, more than 50% of the voting power attributable to the equity interests in an entity. ("CONTROLLING" and "CONTROLLED" have correlative meanings.)

"DAMAGES": Losses, claims, obligations, demands, assessments, fines and penalties (whether civil or criminal), liabilities, expenses and costs (including reasonable fees and disbursements of legal counsel and accountants), bodily and other personal injuries, damage to tangible property, and other damages, of any kind or nature, actually suffered or incurred by a Person. "Damages":

         1.   consists only of actual damages;

         2. excludes any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described), even if the possibility of those losses or damages was known; and

         3. includes (except as may be reduced in accordance with the next sentence) all fines, penalties, and interest paid or payable to any Governmental Authority.

If TCB has Damages, for which WWT is liable, consisting of fines, penalties, and interest paid or payable to a Governmental Authority corresponding to any tax not timely paid, then those "Damages" shall be reduced by an amount equal to interest, at the annual rate of 5%, accrued on that tax from the due date until that tax is paid; for the avoidance of doubt, in this situation "Damages" shall not include any tax for which TCB would otherwise be liable to the Governmental Authority. Also for the avoidance of doubt, the "Damages" of a Person shall include any lost profits, lost income, or lost savings and any punitive, exemplary, consequential, indirect, special, or incidental damages (however described) awarded against that Person in favor or another Person asserting a Third- Party Claim against that Person.

"DEFICIENCY": WWT's failure in rendering a Service or Task to satisfy the applicable standard of care stated in the Agreement or to render it at the applicable Level established under the Agreement. ("DEFICIENT" has the correlative meaning).

"DEFINITIONAL APPENDIX": This Definitional Appendix to GENERAL SERVICES AGREEMENT, containing definitions and interpretive matters for, as an integral part of, the Agreement.

"DISPUTE": Any dispute, disagreement, claim, or controversy arising in connection with or relating to the Agreement, or the validity, interpretation, performance, breach, or termination of the Agreement, including any claim of breach of representation or warranty or of nonperformance and any claim regarding bodily or other personal injury damage to tangible property.

"DISPUTE RESOLUTION APPENDIX": The Dispute Resolution Appendix to General Services Agreement, containing the Dispute Resolution Procedure for, as an integral party of, the Agreement.

"DISPUTE RESOLUTION PROCEDURE": The procedure or process by which a Dispute shall be resolved in the Dispute Resolution Appendix.

"EFFECTIVE DATE": October 1, 1999, the date on which the Agreement becomes effective.

"EFFECTIVE DATE SERVICE SUBCONTRACT": A Service Subcontract in effect on the Effective Date.

"EXPIRATION": The expiration of the term of the Agreement as stated in, and as may be renewed under, Article 2, without regard to any period of transition assistance. For the avoidance of doubt, "Expiration" does not include a termination of the Agreement under Section 13.1. ("EXPIRE" and "EXPIRED" have correlative meanings.)

"FIXED-PRICE SERVICE": A Service the Price for which is a fixed or nonvariable amount, other than a fixed rate.

"GOVERNMENTAL AUTHORITY": Any federal, state, local, or foreign government or governmental, quasi-governmental, administrative, or regulatory authority, agency, body, or entity, including any court of other tribunal.

"INDEMNIFICATION CLAIM": A claim or demand of a Party, on its behalf or on behalf of one or more of its Indemnified Agents, for Indemnification under
Section 14.4.

"INDEMNIFICATION CLAIM NOTICE": A Notice from the Indemnified Party describing an Indemnification Claim and the amount or the estimated amount of that Indemnification Claim to the extent then feasible (though that estimate shall not be determinative of the final amount of that Indemnification Claim).

"INDEMNIFICATION RESPONSE PERIOD": The 30 days after an Indemnification Claim Notice is given during which the Indemnifying Party may investigate and determine its responsibility or liability for an Indemnification Claim and, if relating to a Third-Party Claim, Notify the Indemnified Party of the Indemnifying party's election to defend that Third-Party Claim.

"INDEMNIFIED AGENTS": Collectively, the officers, directors, employees, and agents of a Party.

"INDEMNIFIED PARTY": A Party entitled to or seeking indemnification, on its own behalf or on behalf of one or more of its Indemnified Agents, under Section 14.4.

"INDEMNIFYING PARTY": A Party that has or is alleged to have an obligation to indemnify the other Party in response to an Indemnification Claim.

"LEVEL": The scope, timelines, or quantity of a Service of Task or the location, intensity, or frequency at or with which a Service or Task is or is to be rendered.

"NONCONFORMING SERVICE:" A Service or Task that, as agreed by the Parties or otherwise determined by the Dispute Resolution Procedure, was or is Deficient.

"NONPAYMENT NOTICE": A Notice from WWT to TCB that describes an amount related to an invoice to TCB that WWT has not received when due, which shall:

         1.   constitute a demand for payment of the described amount; and

         2. state that either termination of the Agreement or cessation of transition assistance, whichever is applicable, by WWT may result of the described amount is not paid by the tenth Business Day after that Notice is given.

"NOTICE": A written communication complying with Article 18. ("NOTIFY" has the correlative meaning.)

"PARTIES": Collectively, WWT and TCB. ("PARTY" means either WWT or TCB.)

"PERSON": An individual; a corporation, partnership, limited liability company, trust, association, or entity of any kind or nature; or a Governmental Authority.

"PRICE": The amount or rate, in either case whether fixed or variable and however measured, charged to TCB for a Service, as agreed by the Parties.

"PROCEEDINGS": Any action, suit, claim, investigation, demand, audit, or other proceedings by or before any Governmental Authority or any arbitration proceedings.

"REASONABLE CONSENT": The prior written consent of a Party (in any capacity), which may not be unreasonably withheld or delayed.

"REASONABLE EFFORTS": The efforts of a Party that are commercially reasonable under the circumstances, which do not require a Party to institute or prosecute any Proceedings or to pay any Person other than that Party's representatives or agents, including (only as to WWT) Subcontractors.

"REPRESENTATIVES": Collectively, WWT's Representative and TCB's Representative.

"SCHEDULE": A Schedule to the Agreement that describes a Service, the basis of the Price for that Service, any Subcontractor performing all or a portion of that Service, and the location or locations at which that Service is to be rendered if not at WWT's offices or Subcontracted.

"SERVICE": An individual service, to be rendered by WWT under the Agreement, that is described as a "Service" in a Schedule. A Service may also be described in a Schedule by all or a portion of its constituent Tasks.

"SERVICE SUBCONTRACT": An agreement or arrangement, oral or written, under which a Subcontractor is to render or perform any Service or Task on WWT's behalf or in WWT's stead.

"SLA": A written agreement or understanding between WWT and TCB describing, or otherwise stating terms regarding, the Level at which a Service, in whole or in party, will be rendered. An SLA regarding a Service, in whole or in part, may be entered into by or directly with one or more of WWT's departments rendering that Service or that part of the Service. An SLA entered into on or after the Effective Date:

         1.       may be a separate document or part of another document,

         2.       may be a Schedule or part of a Schedule, and

         3.       shall be signed by WWT and TCB.

"SUBCONTRACT": WWT's entering into a Service Subcontract. ("SUBCONTRACTED" and "SUBCONTRACTING" have correlative meanings).

"SUBCONTRACT TERMINATION PENALTY": An obligation described in, as part of the terms of, a Service Subcontract to pay the Subcontractor a charge, fine, penalty, or other amount upon the termination or partial termination of that Service Subcontract, including any return to the Subcontractor of any equipment or goods held under that Service Subcontract.

"SUBCONTRACTOR": A Person, other than an employee of WWT, who or which enters into a Service Subcontract with WWT.

"TASK": Any one of the group of processes, procedures, or services that is described in a Schedule as constituting, or included in, a Service.

"TCB": telcobuy.com LLC, a Delaware limited liability company.

"TCB BUSINESS UNIT": A segment or part of TCB's business that TCB treats, for purposes of its business and not solely for the Agreement, as a separate unit.

"TCB'S REPRESENTATIVE": The individual agent or representative designated by TCB to be TCB's formal liaison with or representative to WWT for matters relating to the Agreement, having the (non-exclusive) authority and responsibility described in the Agreement.

"TERMINATION DATE": The date on which the Agreement is terminated in accordance with Section 13.1, without regard to any Transition Period.

"THIRD-PARTY CLAIM": A claim of liability asserted against either Party by a Person other than the other Party or either Party's Indemnified Agents.

"TRANSITION EXPENSES": The sum of the following, incurred in or resulting from WWT's compliance with requests for transition assistance for up to 180 days after Expiration or during the Transition period (as the case may be):

         1.       all of WWT's reasonable out-of-pocket expenses, and

         2. the time or activities of WWT's personnel as follows: (a) if the activities of those personnel were part of a Use-based Service before Expiration or the termination of the Agreement, at the Price most recently paid for that Use-based Service before Expiration or termination, or (b) if the activities of those personnel were part of a Fixed-price Service before Expiration or the termination of the Agreement, an amount equal to that portion of the Price most recently paid for that Fixed-price Service before Expiration or termination corresponding to the transition activities' portion of all activities that constituted that Fixed-price Service, for the time covered by that Price, before Expiration or termination.

"TRANSITION PERIOD": The maximum 180-day period after the Termination Date or Expiration Date during which WWT shall, as TCB reasonably requests, render one or more Services in accordance with Section 13.3(a) or provide transition assistance in accordance with Sections 2.3 or 13.3(b).

"USE-BASED SERVICE": A Service the Price for which is variable; or a Service the Price for which is a fixed rate, but the amount due for that Service is determined by or based upon, at least in part, the extent of the actual use of WWT's personnel or other assets.

"WWT": World Wide Technology, Inc., a Missouri corporation.

"WWT BUSINESS UNIT": A segment or part of WWT's business that WWT treats, for purposes of its business and not solely for the Agreement, as a separate unit.

"WWT'S REPRESENTATIVE": The individual agent or representative designated by WWT to be WWT's formal liaison with or representative to TCB for matters relating to the Agreement, having the (non-exclusive) authority and responsibility described in the Agreement.

B. INTERPRETATIVE MATTERS. The Agreement is the result of the Parties' negotiations, and no provision of the Agreement shall be construed for or against either Party because of the authorship of that provision. In the interpretation of the Agreement, except where the context otherwise requires:

         1. "including" or "include" does not denote or apply any limitation;

         2.       "or" has the inclusive meaning "and/or";

         3.       "$" refers to United States dollars;

         4. the singular includes the plural, and vice versa, and each gender includes each of the others;

         5. captions or headings are only for reference and are not to be considered in interpreting the Agreement;

         6. "Article" and "Section" refer to an Article and Section, respectively, or the Agreement, unless otherwise stated in the Agreement; and

         7. each reference to a time of day in the Agreement is to local time in St. Louis, Missouri, and "midnight" begins a day.

                           DISPUTE RESOLUTION APPENDIX
                          TO GENERAL SERVICES AGREEMENT

A. DEFINED TERMS. Various terms used in this Dispute Resolution Appendix, which begin with a capital letter, are defined in the Definitional Appendix to General Services Agreement. In addition, the following terms used only in this Dispute Resolution Appendix have the corresponding meanings:

"COMPLEX DISPUTE LIST": The "Complex Dispute List," or if that list is not then maintained by the American Arbitration Association, another list of individuals having similar qualifications maintained by the American Arbitration Association.

"INITIAL EXECUTIVE REVIEW COMMITTEE": A committee consisting of the Vice President and General Manager of WWT and the Chief Technology Officer of TCB.

"SECOND EXECUTIVE REVIEW COMMITTEE": A committee consisting of the Chief Executive Officer of WWT and the Chief Financial Officer of TCB.

"QUALIFICATIONS": Inclusion in the Complex Dispute List of having extensive knowledge or experience, or both, regarding services similar to the Service or Services that are the subject of the Dispute.

The interpretative matters set forth in the Definitional Appendix also apply to this Dispute Resolution Appendix.

B.  DISPUTE RESOLUTION PROCEDURE.

1. GENERAL PROCEDURE. Except as otherwise stated in the Agreement, the Parties shall resolve all Disputes in accordance with this procedure:

         (a) Each Party shall instruct its Representative to promptly negotiate in good faith with the other Party's Representative to resolve the Dispute.

         (b) If the Representatives do not resolve the Dispute within ten Business Days (or such longer period as the Representatives may agree) after the date of referral of the Dispute to them, the Dispute shall be referred (by either or both of the Representatives) to the Initial Executive Review Committee for resolution.

         (c) If the Initial Executive Review Committee does not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) from the date of referral to it, the Dispute shall be referred (by that Committee or any of its members) to the Second Executive Review Committee for resolution.

         (d) If the Second Executive Review Committee does not resolve the Dispute within ten Business Days (or such longer period as that Committee may agree) after the date of referral to it, either Party may submit the Dispute for resolution by the Parties' Presidents, who may submit the Dispute to non-binding mediation in accordance with Section
                  B.2 of this Dispute Resolution Appendix.

         (e) If the Dispute is not resolved by the parties' Presidents (if submitted to them) and is not submitted to or resolved by mediation, then either Party may submit the Dispute to binding arbitration in accordance with Section B.3 of this Dispute Resolution Appendix.

         A referral under any of Sections B.1(a), B.1(b), and B.1(c) of this Dispute Resolution Appendix shall be made by written notice to the Persons designated in the applicable Section or Sections. That notice shall be in a form described in the Agreement or an electronic mail message and addressed to each Person at his office address or electronic mail address; each notice shall be given and effective as described in the Agreement or, in the case of electronic mail, upon actual receipt. The date of referral is the last date that notice is given to all of the Persons to whom the Dispute must have been referred.

2. MEDIATION. The mediation of an unresolved Dispute shall be conducted in this manner:

         (a) Either Party may submit the Dispute to mediation by giving notice of mediation to the other Party. The Parties shall attempt to agree upon and appoint a sole mediator who has the Qualifications promptly after that notice is given.

         (b) If the Parties are unable to agree upon a mediator within ten days after the date the Dispute is submitted to mediation, either Party may request the St. Louis office of the American Arbitration Association to appoint a mediator who has the Qualifications. The mediator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties.

         (c) The mediation shall be conducted in the St. Louis metropolitan area at a place and a time agreed by the Parties with the mediator, or if the Parties cannot agree, as designated by the mediator. The mediation shall be held within 20 days after the mediator is appointed.

         (d) If either Party has substantial need for information from the other Party in order to prepare for the mediation, the Parties shall attempt to agree on procedures for the formal exchange of information; if the Parties cannot agree, the mediator's determination shall be effective.

         (e) Each Party shall be represented in the mediation by at least its Representative or another natural Person with authority to settle the Dispute on behalf of that Party and, if desired by that Party, by counsel for that Party. The parties' representatives in the mediation shall continue with the mediation as long as the mediator requests.

         (f) Unless otherwise agreed by the parties, each Party shall pay one-half of the mediator's fees and expenses and shall bear all of its own expenses in connection with the mediation. Neither Party may employ or use the mediator as a witness, consultant, expert, or counsel regarding the Dispute or any related matters.

3. ARBITRATION. The arbitration of an unresolved Dispute shall be conducted in this manner:

         (a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Arbitration Rules. The Parties shall attempt to agree upon and appoint a panel of three arbitrators promptly after that demand is filed. Each of those arbitrators must have the Qualifications, and at least one of those arbitrators must be included in the Complex Dispute List (unless no list of that kind is then maintained).

         (b) If the parties are unable to agree upon any or all of the arbitrators within ten days after the demand for arbitration was filed (and do not agree to an extension of that ten-day period), either Party may request the St. Louis office of the American Arbitration Association to appoint the arbitrator or arbitrators, who have the Qualifications (and at least one of whom must be included in the Complex Dispute List, unless no list of that kind is then maintained), necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed to have the Qualifications and to be accepted by the Parties as part of the panel.

         (c) The arbitration shall be conducted in the St. Louis metropolitan area at a place and a time agreed by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

         (d) The Parties shall attempt to agree upon the scope and nature of any discovery for the arbitration. If the Parties do not agree, the panel may authorize any and all forms of discovery, including depositions, interrogatories, and document production, upon a showing of particularized need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

         (e) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent they do not conflict with this Section B.3 of this Dispute Resolution Appendix. The Parties and the panel may, however, agree to vary the provisions of this Section B.3 of this Dispute Resolution Appendix or the matters otherwise governed by the Arbitration Rules.

         (f)      The panel has no power to:

                  (i) rule upon or grant any extension, renewal, or continuance of the Agreement;

                  (ii) award remedies or relief either expressly prohibited by the Agreement or under circumstances not permitted by the Agreement; or

                  (iii) grant provisional or temporary injunctive relief before rendering the final decision or award.

         (g) Unless the Parties otherwise agree, all Disputes regarding or related to the same topic or event that are subject to arbitration at one time shall be consolidated in a single arbitration proceeding.

         (h) A Party or other Person involved in an arbitration under this Section B.3 may join in that arbitration any Person other than a Party if:

                  (i) the Person to be joined agrees to resolve the particular dispute or controversy in accordance with this Section B.3 and the other provisions of this Dispute Resolution Appendix applicable to arbitration; and

                  (ii) the panel determines, upon application of the Person seeking joinder, that the joinder of that other person will promote the efficiency, expedition, and consistency of the result of the arbitration and will not unfairly prejudice any other party to the arbitration.

         (i) The arbitration hearing shall be held within 30 days after the appointment of the panel. Upon request of either Party, the panel shall arrange for a transcribed record of the arbitration hearing, to be made available to both Parties.

         (j) The panel's final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel shall issue a reasoned written final decision or award based on the Agreement and Missouri law; the panel may not act according to equity and conscience or as an amicable compounder or apply the law merchant.

         (k)      The panel's final decision or award may include:

                  (i) recovery of Damages to the extent permitted by the Agreement; or

                  (ii) injunctive relief in response to any actual or threatened breach of the Agreement or any other actual or threatened action or omission of a Party under or in connection with the Agreement.

         (l) The panel's final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction over either or both of the Parties or their respective assets. The Parties specifically waive any right they may have to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel made, or any question of law arising, before the final decision or award. If any decision by the panel is vacated for any reason, the Parties shall submit that Dispute to a new arbitration in accordance with this Section B.3.

         (m) Each Party shall pay one-half of the arbitrators' fees and expenses, and shall bear all of its own expenses in connection with the arbitration. The panel has the authority, however, to award recovery of all costs and fees (including attorneys' fees, administrative fees and the panel's fees and expenses) to the prevailing Party in the arbitration.

4. RECOURSE TO COURTS. Nothing in the Dispute Resolution Procedure limits the right of either Party to apply to a court or other tribunal having jurisdiction to:

         (a) enforce the Dispute Resolution Procedure, including the agreement to arbitrate in this Dispute Resolution Appendix;

         (b) seek provisional or temporary injunctive relief, in response to an actual or impending breach of Article 10 of the Agreement or otherwise so as to avoid irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved; or

         (c) challenge or vacate any final arbitration decision or award that does not comport with Section B.3 of this Dispute Resolution Appendix.

5. SUBMISSION TO JURISDICTION. Each Party irrevocably submits to the jurisdiction of the federal courts of the United States and the state courts of Missouri located in St. Louis County, Missouri. Each Party waives any defense or challenge to that jurisdiction based on lack of personal jurisdiction, improper venue, or inconvenience of forum.

6. CONFIDENTIALITY. The proceedings of all negotiations, mediations, and arbitrations as part of the Dispute Resolution Procedure shall be privately conducted. The Parties shall keep confidential all conduct, negotiations, documents, decisions, and awards in connection with those proceedings under the Dispute Resolution Procedure.

                                   SCHEDULE 1
             IT, WEB HOSTING AND ADMINISTRATIVE BACK OFFICE SERVICES

The Services contained in this schedule involve the following areas:

1.       Information Technology and Web Hosting
2.       Basic financial operations
3.       Basic business operations
4.       Basic facilities support


1. INFORMATION TECHNOLOGY AND WEB HOSTING. Information Technology and Web Hosting is defined as the basic support of TCB's technical and electronic infrastructure. TCB will independently maintain executive management and its own personnel who will be ultimately responsible for the functions. Where TCB deems it to be efficient and cost effective, TCB may outsource some of the basic functions consistent with the services provided to TCB by WWT, during the period in which TCB was a division of WWT. Information Technology and Web Hosting provides operational support and on-going maintenance of all information technology and telecommunications systems including:

(i)      Office automation
(ii)     PC desktops
(iii)    Telephones and switch
(iv)     Electronic mail
(v)      Internet and Web-based applications
(vi)     Business applications support

This support is accomplished through a centralized help desk. End-users, or clients, may request support via telephone, email or web-based form entry. Requests are tracked and actively monitored via a web based action request system.

The Services described included in this Section 1 are intended to include only the basic services, and not the Consulting Services described in Schedule 2. Where WWT determines that Consulting Services are required, such Services shall be provided in accordance with the Agreement's terms and conditions for Consulting Services, including without limitation Article 3 and Section 7.4 of the Agreement.

2. BASIC FINANCIAL OPERATIONS. Basic Financial Operations is defined as all of the functions necessary to generate materially accurate financial statements on a timely basis. TCB will independently maintain executive management and its own personnel who will be ultimately responsible for the functions. Where TCB deems it to be efficient and cost effective, TCB may outsource some of the basic functions consistent with the services provided to TCB by WWT during the period in which TCB was a division of WWT. The performance of these functions by WWT does not relieve the management of TCB from its responsibilities with respect to reports and filings required under the applicable securities laws. The Tasks may include but are not limited to the following:

(a)      Financial Statement Generation
         (i)      Monthly, Quarterly and annually
         (ii)     Budgets vs. Actuals
         (iii)    Various other financial analysis

(b)      Accounts Receivable
         (i)      Generating invoices
         (ii)     Processing credit applications and making credit decisions
         (iii)    Collections
         (iv)     Cash Receipts
         (v)      Other related A/R functions

(c)      Accounts Payable
         (i)      Entering and processing vendor invoices
         (ii)     Expense report processing and coordination with A/P
         (iii)    Check Processing
         (iv)     Operational invoice processing
         (v)      Accrued Liabilities
         (vi)     Other related A/P functions

(d)      Payroll
         (i)      Coordination of outsource to ADP for normal payroll processing
         (ii)     Timekeeping, vacation tracking, etc.
         (iii)    Year end processing of W-2's
         (iv)     Sales representative commission reporting
         (v)      Payroll tax coordination
         (vi)     Other related payroll functions

(e)      Treasury Function/Cash Management
         (i)      Coordination and support of bank financing
         (ii)     Cash management services
         (iii)    Cash flow reporting
         (iv)     Bank reporting
         (v)      Forecasting

(f)      Inventory
         (i)      Cost analysis
         (ii)     Cycle counting
         (iii)    Inventory control and segregation
         (iv)     Variance reporting and resolution

(g)      Project Accounting

         (i)      Project revenue/costing reports and analysis
         (ii)     Time tracking to task and sub task level
         (iii)    Project set up and accounting

(h)      Tax Administration

         (i)      Federal, State and local tax compliance
         (ii)     Reporting and coordination of the outsource on above
         (iii)    Income tax account analysis
         (iv)     Sales and Use tax analysis and compliance
         (v)      Tax payment processing
         (vi)     Property and other general corporate taxation issues
         (vii)    Other related tax functions as necessary

(i)      General Corporate Accounting/Issues
         (i)      Insurance planning and coordination
         (ii)     Fixed asset accounting
         (iii)    Other corporate accounting issues


3. BASIC BUSINESS OPERATIONS. Basic Business Operations is defined as the post-sale related functions necessary to deliver products to WWT's customers, assuring both customer satisfaction and maximum profitability for TCB. TCB will independently maintain executive management and its own personnel who will be ultimately responsible for the functions. Where TCB deems it to be efficient and cost effective, TCB may outsource some of the basic functions consistent with the services provided to TCB by WWT, during the period in which TCB was a division of WWT. The Tasks may include but are not limited to the following:

(a)      Vendor Management
         (i) Volume agreements--managing contractual renewal dates, maintaining and managing volume discount levels
         (ii)     Reporting - understanding contractual reporting requirements
         (iii)    Process development - EDI, Internet, Expediting process, etc.
         (iv)     Quality/ ISO Nonconformance Corrective Action Requests

(b)      Contract Administration
         (i) Managing a long term contract, with responsibility for customer satisfaction and vendor relationship throughout life of contract
         (ii) Coordinating customer requirements, with shipping needs, delivery schedules, vendor requirements and product availability
         (iii)    Negotiating and analyzing profitability, reporting needs
         (iv)     Initiating shipping and invoicing
         (v)      Generating quotes and configurations

(c)      Procurement
         (i)      Vendor selection criteria and ISO approved supplier list


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         (ii)     Negotiation - daily purchases as well as long term contractual commitments Delivery
         (iii) Scheduling - assuring the ability to meet customer required delivery
         (iv) Process Analysis-- Integration of vendor's information systems/processes into WWT ERP where efficiencies can be achieved

(d)      Customer Service
         (i)      Returns/credits
         (ii)     Proof of delivery
         (iii)    Invoicing information
         (iv)     General WWT information
         (v)      Order status - Internet and telephone response
         (v)      Telemarketing
         (v9) Communication and coordination with sales team and customer base

(e)      Ship Requests
         (i)      Coordination of availability and product integration
         (ii)     Coordination of carriers
         (iii)    Pick/pack slip requirements
         (iv) Coordination with customers on acceptance of incoming shipments

(f)      Inventory Management
         (i)      Vendor relations
         (ii)     Forecasting - supply, demand, lead time
         (iii)    Stock rotation
         (iv)     Sales analysis
         (v)      Facility analysis - accommodation of inventory, racking, etc.

4. BASIC FACILITIES SUPPORT. Basic Facilities Support is defined as the basic support and all of the associated functions necessary to provide a technically advanced business environment for TCB. TCB will independently maintain executive management and its own personnel who will be ultimately responsible for the functions. Where TCB deems it to be efficient and cost effective, TCB may outsource some of the basic functions consistent with the services provided to TCB by WWT, during the period in which TCB was a division of WWT. The Tasks may include but are not limited to the following:

(a)      Strategic Site Planning
         (i)      Current condition assessment
         (ii)     Facilities requirements outlook
         (iii)    Buy/build /lease alternatives
         (iv)     Capital and financial budget

(b)      Site Plan Implementation
         (i)      Property negotiations (buy/lease)
         (ii)     Space programming


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

         (iii)    Infrastructure requirements (voice/data)
         (iv)     Project management

(c)      Site Completion
         (i)      Final design
         (ii)     Request for proposals
         (iii)    Project management
         (iv) Facilities operational procedures (inventory management, shipping, receiving, inspection etc.)
         (v) Operational contracts (maintenance, landscape, environmental etc.)
         (vi)     Maintain/renegotiate lease agreements

(d)      Warehousing
         (i)      Shipping
         (ii)     Receiving
         (iii)    Pick/pack activity
         (iv)     Inventory management via ERP interactive bar coding system
         (v)      Negotiate/maintain carrier contracts
         (v) Procure/maintain related equipment (forklifts, cable spoolers, banding equip, rder pickers, shrink-rap equip. associated vehicles, etc.)

(e)      Quality Systems
         (i)      Oversee all quality control initiatives
         (ii) Assist in the development and improvement of all quality related processes and procedures
         (iii)    Maintain ISO 9002 certification
         (iv)     Attain TL9000 certification


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


                                   SCHEDULE 2
                               CONSULTING SERVICES

Consulting Services consist of:
         1.       Business Application Consulting,
         2.       System Network Services, and
         3.       Internet Business Solutions and Software Development.

1. BUSINESS APPLICATION CONSULTING. WWT's Business Applications Consulting ("BAC") Group provides the following services to clients in the telecommunications, distribution and manufacturing industries. It is expected that the BAC team will provide these services for TCB for the initial implementation of the company's application set, as well as for ongoing enhancements and backup support:

(a) ENTERPRISE PROJECT MANAGEMENT AND METHODOLOGY: WWT's propriety Ventana methodology was developed specifically for the efficient, comprehensive implementation of packaged applications solutions across the enterprise. This methodology has proven to be successful for a variety of clients, including WWT's inaugural implementation of Oracle Applications in March 1998. BAC offers this approach together with the experience of WWT's individual Project Managers to lead complex projects to completion.

(b) BUSINESS PROCESS ANALYSIS & DESIGN: BAC consultants serve as the "bridge" between the core needs of the business and the corresponding optimal process design and software configuration. This service includes facilitation of requirements gathering and design sessions.

(c) APPLICATION SOFTWARE CONFIGURATION: The experience of the BAC team with a variety of enterprise software applications, including Oracle applications, is critical to rapidly transform business requirements and process designs into functional software. WWT's strategy of business and technology "alignment" results in effective solutions, deployed rapidly.

(d) TECHNICAL DEVELOPMENT: Packaged software, by its nature, cannot meet the needs of every client. In virtually every client situation, BAC meets WWT's clients' needs to develop interfaces to outside systems, data conversion routines, and custom extensions to the base package.

(e) SYSTEM ADMINISTRATION: The BAC team provides system administration services for "light duty" technical needs including software installation and troubleshooting. For "heavy duty" needs, the BAC team calls upon WWT's Internet Core Technology and Systems and Network Services practices.

(f) SOFTWARE ANALYSIS AND SELECTION: Members of the BAC team research and implement new business software applications in order to analyze a client's situation and recommend the most appropriate strategy and solution to meet its needs.


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


2. SYSTEM NETWORK SERVICES: WWT's Systems and Network Services ("SNS") focuses on providing customers with services relating the "Digital Foundation", that is, all computer-related communications. This Digital Foundation consists of LAN's, WAN's, Internet connectivity, remote access/dial-up connectivity and all of the components that make this connectivity work properly.

SNS is made up of team of professionals who deliver consulting services to WWT's customers. These professionals have the experience, training and certifications to provide value to WWT's customers. Some of the most key vendor solutions that our team works with include Cisco Systems, Sun, Microsoft, Novell, Network Associates and many others.

The professional services address each area of the Digital Foundation from a company's entire Digital Foundation to specific solutions for a particular area. SNS provides proven methods and experienced people to provide the right solution for each customer. SNS comprehensive service offerings include:

o Total Cost of Network Ownership Study;
o Digital Foundation Review and Assessment;
o LAN / WAN design, implementation and support services;
o Network Operating Systems (NT, NetWare, Sun Solaris);
o design, implementation and support services;
o Messaging Solutions (Microsoft Exchange, Lotus Notes, Sun SIMS, etc.);
o Remote Dial-in / out solutions (a.k.a. remote access);
o Network Security Solutions; and
o Capacity Planning Recommendations.

3.   INTERNET BUSINESS SOLUTIONS AND SOFTWARE DEVELOPMENT:

Software Development group provides software consulting services to design, develop and implement software applications and complete turn-key systems. Application development projects include:
o Creating Interfaces to existing applications;
o Customizing and extending off-the-shelf applications to meet enhanced user requirements; and
o Developing custom applications based on component modules that may have already been developed or provided by 3rd party ISVs or software manufacturers.

The Software Development group specializes in key technology areas that, while complex and rapidly changing, are the key areas for a business's current operations and future business growth. These key technology areas are; E-Business Solutions, Oracle Core Technology, and Information Technology Professional Services. The specific products and services provided in these key technology areas include E-Business Solutions, Web Applications, Livelink, Custom WWT Java Servelets, and Web Development.


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